THIRD MODIFICATION TO LOAN AND SECURITY AGREEMENT

This Third Modification to Loan and Security Agreement (this "Modification") is entered into by and between MONTEREY GOURMET FOODS, INC. ("Borrower") and COMERICA BANK ("Bank") as of this 17th day of June, 2008, at San Jose, California.

RECITALS

This Modification is entered into upon the basis of the following facts and understandings of the parties, which facts and understandings are acknowledged by the parties to be true and accurate:

Bank and Borrower previously entered into a Loan and Security Agreement (Accounts and Inventory) dated March 27, 2006, which was subsequently modified pursuant to that certain modification agreement dated January 4, 2007 and May 21, 2007. The Loan and Security Agreement as so modified, and as such may be otherwise modified, amended, restated, supplemented, revised or replaced from time to time prior to the date hereof shall collectively be referred to herein as the "Agreement."

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

AGREEMENT

1. Incorporation by Reference. The Recitals and the documents referred to therein are incorporated herein by this reference. Except as otherwise noted, the terms not defined herein shall have the meaning set forth in the Agreement.

2. Modification to the Agreement. Subject to the satisfaction of the conditions precedent as set forth in Section 3 hereof, the Agreement is hereby modified as set forth below.

a. Section 2.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

"2.2 Except as hereinbelow provided, the Credit shall bear interest, on the Daily Balance owing, at a fluctuating rate of interest equal to the Base Rate plus one quarter (0.250%) percentage points per annum or at the LIBOR Rate plus 2.250% as determined in accordance with the attached LIBOR Addendum."

b. In Section 3.1 of the Agreement, the date "June 30, 2008" is hereby deleted and replaced with "June 30, 2009"

c. Section 6.6(q) of the Agreement is hereby deleted in its entirety and replaced with the following:

"6.6(q) Borrower shall not, without Bank's prior written consent, acquire or expend for, or commit itself to acquire or expend for, fixed assets by lease, purchase or otherwise in an aggregate amount that exceed the amount set forth below during the corresponding period:

Period	Amount
From the date of this Agreement through December 31, 2008	$5,000,000.00
At all times from and after January 1, 2009	$1,500,000.00

3. Legal Effect.

a. Except as specifically set forth in this Modification, all of the terms and conditions of the Agreement remain in full force and effect. Except as expressly set forth herein, the execution, delivery, and performance of this Modification shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Agreement.

b. Borrower represents and warrants that each of the representations and warranties contained in the Agreement are true and correct as of the date of this Modification, and that no Event of Default has occurred and is continuing.

c. The effectiveness of this Modification and each of the documents, instruments and agreements entered into in connection with this Modification is conditioned upon receipt by Bank of this Modification and any other documents which Bank may require to carry out the terms hereof.

4. Miscellaneous Provisions.

a. This is an integrated Modification and supersedes all prior negotiations and agreements regarding the subject matter hereof. All amendments hereto must be in writing and signed by the parties.

b. This Modification may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have agreed as of the date first set forth above.

MONTEREY GOURMET FOODS, INC.

By: ______________________
Eric Eddings
Title: Chief Executive Officer

By: ______________________
Scott Wheeler
Title: Chief Financial Officer/Secretary

COMERICA BANK

By: ______________________
Christy Gonzalez
Title: Assistant Vice President - Western Market

Attachment to Third Modification To Loan Security Agreement dated June 17, 2008 between Monterey Gourmet Foods, Inc. ("Borrower") and Comerica Bank ("Bank")

LIBOR Addendum To Loan and Security Agreement

This LIBOR Addendum to Loan and Security Agreement (this "Addendum") is entered into as of June 17, 2008, by and between Comerica Bank ("Bank") and Monterey Gourmet Foods, Inc. (the "Borrower"). This Addendum supplements the terms of the Loan and Security Agreement (Accounts and Inventory) dated March 27, 2006 (the "Agreement").

1. Definitions. As used in this Addendum, the following terms shall have the following meanings. Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement.

a. "Advance" means a borrowing requested by Borrower and made by Bank under the Agreement, including any refunding of an outstanding Advance as the same type of Advance or the conversion of any such outstanding Advance to another type of Advance, and shall include a LIBOR-based Advance and/or a Prime-based Advance.

b. "Applicable Interest Rate" means the LIBOR-based Rate or the Prime-based Rate, as selected by Borrower from time to time or as otherwise determined in accordance with the terms and conditions of this Addendum and the Agreement.

c. "Business Day" means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in Detroit, Michigan and San Jose, California, and, in respect of notices and determinations relating to LIBOR-based Advances, the LIBOR-based Rate and LIBOR Periods, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.

d. "LIBOR-based Advance" means an Advance which bears interest at the LIBOR-based Rate.

e. "LIBOR-based Rate" means a per annum interest rate which is equal to the sum of two and one quarter percent (2.25%), plus the quotient of the following:

(i) the LIBOR Rate;

divided by

(ii) a percentage (expressed as a decimal) equal to 1.00 minus the maximum rate during such LIBOR Period at which Bank is required to maintain reserves on "Euro-currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

f. "LIBOR Lending Office" means Bank's office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to Borrower.

g. "LIBOR Rate" means, with respect to any Indebtedness outstanding under the Agreement at the LIBOR-based Rate, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant LIBOR Period for such Indebtedness, commencing on the first day of such LIBOR Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such LIBOR Period. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the "LIBOR Rate" shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by Bank and Borrower, or, in the absence of such agreement, the "LIBOR Rate" shall, instead, be the per annum rate equal to the average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate at which Bank is offered United States Dollar deposits at or about 8:00 a.m. (California time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such LIBOR Period in the interbank eurodollar market in an amount comparable to the principal amount of the respective Indebtedness which is to bear interest at such LIBOR Rate and for a period equal to the relevant LIBOR Period.

h. "LIBOR Period" means, with respect to a LIBOR-based Advance, a period of one (1) month, two (2) months, three (3) or six (6) months, as selected by Borrower (and which period is acceptable to Bank in its sole discretion), or as otherwise determined pursuant to and in accordance with the terms of the Agreement, commencing on the day a LIBOR-based Advance is made or the day an Advance is converted to a LIBOR-based Advance or the day an outstanding LIBOR-based Advance is refunded or continued as another LIBOR-based Advance for an applicable LIBOR Period, provided that any LIBOR Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, except that if the next succeeding Business Day falls in another calendar month, the LIBOR Period shall end on the next preceding Business Day, and when an LIBOR Period begins on a day which has no numerically corresponding day in the calendar month during which such LIBOR Period is to end, it shall end on the last Business Day of such calendar month. In the event that any LIBOR-based Advance is at any time refunded or continued as another LIBOR-based Advance for an additional LIBOR Period, such LIBOR Period shall commence on the last day of the preceding LIBOR Period then ending.

i. "Prime-based Advance" means an Advance which bears interest at the Prime-based Rate.

j. "Prime-based Rate" means a per annum interest rate which is equal to the greater of (i) the Prime Rate referenced in the Agreement as quoted from time to time by Bank plus one quarter percent (0.250%) per annum; or (ii) the rate of interest equal to the sum of (a) one percent (1%) and (b) the rate of interest equal to the average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers (the Overnight Rates), as published by the Federal Reserve Bank of New York, or, if the Overnight Rates are not so published for any day, the average of the quotations for the Overnight Rates received by Bank from three (3) Federal funds brokers of recognized standing selected by Bank, as the same may be changed from time to time.

k. "Request for Advance" means a Request for Advance issued by Borrower in the form of Exhibit "A" attached hereto and incorporated herein by this reference.

2. Interest Rate Options. Borrower shall have the following options regarding the interest rate to be paid by Borrower on Advances under the Agreement:

a. The LIBOR-based Rate, which LIBOR-based Rate shall be in effect during the relevant LIBOR Period; or

b. The Prime-based Rate as such rate may change from time to time.

3. Payment of Interest on Advances. Accrued and unpaid interest on the unpaid balance of each outstanding Advance shall be payable monthly, in arrears, pursuant to the terms of the Agreement. Interest accruing at the Prime-based Rate shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the Applicable Interest Rate as a result of any change in the Prime-based Rate on the date of each such change in the Prime-based Rate. Interest accruing at the LIBOR-based Rate shall be computed on the basis of a 360 day year and shall be assessed for the actual number of days elapsed from the first day of the LIBOR Period applicable thereto but not including the last day thereof.

4. Bank's Records Re: LIBOR-based Advances. The amount and date of each Advance, its Applicable Interest Rate, its LIBOR Period, if applicable, and the amount and date of any repayment shall be noted on Bank's records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to the Agreement, when due in accordance with the terms hereof. For any LIBOR-based Advance, if Bank shall designate a LIBOR Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying such Advance on the books of such LIBOR Lending Office.

5. Selection/Conversion of Interest Rate Options. Borrower may request an Advance hereunder, including the refunding of an outstanding Advance as the same type of Advance or the conversion of an outstanding Advance to another type of Advance, upon the delivery to Bank of a Request for Advance executed by Borrower, subject to the following: (a) Bank shall not have made demand for payment hereunder and no Event of Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, shall have occurred and be continuing or exist under the Agreement; (b) each such Request for Advance shall set forth the information required on the Request for Advance form attached hereto as Exhibit A; (c) each such Request for Advance shall be delivered to Bank by 10:00 a.m. (California time) on the proposed date of the requested Advance; (d) the principal amount of each LIBOR-based Advance shall be at least Five Hundred Thousand and no/100 Dollars ($500,000.00); (e) the proposed date of any refunding of any outstanding LIBOR-based Advance as another LIBOR-based Advance or the conversion of any outstanding LIBOR-based Advance to a Prime-based Advance shall only be on the last day of the LIBOR Period applicable to such outstanding LIBOR-based Advance; and (f) a Request for Advance, once delivered to Bank, shall not be revocable by Borrower.

Advances hereunder may be requested in Borrower's discretion by telephonic notice to Bank. Any Advance requested by telephonic notice shall be confirmed by Borrower that same day by submission to Bank, either by first class mail, facsimile or other means of delivery acceptable to Bank, of the written Request for Advance aforementioned. Borrower acknowledges that if Bank makes an Advance based on a telephonic request, it shall be for Borrower's convenience and all risks involved in the use of such procedure shall be borne by Borrower, and Borrower expressly agrees to indemnify and hold Bank harmless therefor. Bank shall have no duty to confirm the authority of anyone requesting an Advance by telephone.

If, as to any outstanding LIBOR-based Advance, Bank shall not receive a timely Request for Advance, or telephonic notice, in accordance with the foregoing requesting the refunding or continuation of such Advance as another LIBOR-based Advance for a specified LIBOR Period or the conversion of such Advance to a Prime-based Advance, effective as of the last day of the LIBOR Period applicable to such outstanding LIBOR-based Advance, and as of the last day of each succeeding LIBOR Period, the principal amount of such Advance which is not then repaid shall be automatically refunded or continued as a LIBOR-based Advance for successive LIBOR Periods of one (1) month each, unless Borrower is not entitled to request LIBOR-based Advances hereunder or otherwise elect the LIBOR-based Rate as the Applicable Interest Rate for the principal Indebtedness outstanding hereunder in accordance with the terms of the Agreement or the LIBOR-based Rate is not otherwise available to Borrower as the Applicable Interest Rate hereunder for the principal Indebtedness outstanding hereunder in accordance with the terms of the Agreement, in which case, the Prime-based Rate shall be the Applicable Interest Rate hereunder in respect of such Indebtedness for such period, subject in all respects to the terms and conditions of the Agreement. The foregoing shall not in any way whatsoever limit or otherwise affect Bank's right to make demand for payment of all or any part of the Indebtedness hereunder at any time in Bank's sole and absolute discretion or any of Bank's rights or remedies under the Agreement upon the occurrence of any Event of Default thereunder, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default.

6. Default Interest Rate. Upon the occurrence of an Event of Default under the Agreement, the outstanding principal balance of the Agreement shall bear interest at the default rate set forth in the Agreement.

7. Prepayment. In the event that the LIBOR-based Rate is the Applicable Interest Rate for all or any part of the outstanding principal balance of the Agreement, and any payment or prepayment of any such outstanding principal balance of the Agreement shall occur on any day other than the last day of the applicable LIBOR Period (whether voluntarily, by acceleration, required payment, or otherwise), or if Borrower elects the LIBOR-based Rate as the Applicable Interest Rate for all or any part of the outstanding principal balance of the Agreement in accordance with the terms and conditions hereof, and, subsequent to such election, but prior to the commencement of the applicable LIBOR Period, Borrower revokes such election for any reason whatsoever, or if the Applicable Interest Rate in respect of any outstanding principal balance of the Agreement hereunder shall be changed, for any reason whatsoever, from the LIBOR-based Rate to the Prime-based Rate prior to the last day of the applicable LIBOR Period, or if Borrower shall fail to make any payment of principal or interest hereunder at any time that the LIBOR-based Rate is the Applicable Interest Rate hereunder in respect of such outstanding principal balance of the Agreement, Borrower shall reimburse Bank, on demand, for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties. Such amount payable by Borrower to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant LIBOR Period, at the applicable rate of interest for such outstanding principal balance of the Agreement, as provided under the Agreement, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant outstanding principal balance of the Agreement hereunder through the purchase of an underlying deposit in an amount equal to the amount of such outstanding principal balance of the Agreement and having a maturity comparable to the relevant LIBOR Period; provided, however, that Bank may fund the outstanding principal balance of the Agreement

hereunder in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Bank shall deliver to Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Any outstanding principal balance of the Agreement which is bearing interest at such time at the Prime-based Rate may be prepaid without premium or penalty. Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank's right to make demand for payment of all or any part of the Indebtedness under the Agreement due on a demand basis in Bank's sole and absolute discretion, whether such Indebtedness is bearing interest at the LIBOR-based Rate or the Prime-based Rate at such time.

BY INITIALING BELOW, BORROWER ACKNOWLEDGE(S) AND AGREE(S) THAT: (A) THERE IS NO RIGHT TO PREPAY ANY LIBOR-BASED RATE ADVANCE, IN WHOLE OR IN PART, WITHOUT PAYING THE PREPAYMENT AMOUNT SET FORTH HEREIN ("PREPAYMENT AMOUNT"), EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW; (B) BORROWER SHALL BE LIABLE FOR PAYMENT OF THE PREPAYMENT AMOUNT IF BANK EXERCISES ITS RIGHT TO ACCELERATE PAYMENT OF ANY LIBOR-BASED RATE ADVANCE AS PART OR ALL OF THE OBLIGATIONS OWING UNDER THE AGREEMENT, INCLUDING WITHOUT LIMITATION, ACCELERATION UNDER A DUE-ON-SALE PROVISION; (C) BORROWER WAIVES ANY RIGHTS UNDER SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE OR ANY SUCCESSOR STATUTE; AND (D) BANK HAS MADE EACH LIBOR-BASED RATE ADVANCE PURSUANT TO THE AGREEMENT IN RELIANCE ON THESE AGREEMENTS.

BORROWER'S INITIALS

8. Regulatory Developments or Other Circumstances Relating to LIBOR Rate.

a. If, with respect to any LIBOR Period, Bank determines that, (a) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts or for the relative maturities are not being offered to Bank for such LIBOR Period, or (b) the LIBOR-based Rate will not accurately or fairly cover or reflect the cost to Bank of maintaining any of the Indebtedness under the Agreement at the LIBOR-based Rate for such LIBOR Period, then Bank shall forthwith give notice thereof to Borrower. Thereafter, until Bank notifies Borrower that such conditions or circumstances no longer exist, the right of Borrower to request a LIBOR-based Advance and to convert an Advance to or refund an Advance as a LIBOR-based Advance shall be suspended and the Prime-based Rate shall be the Applicable Interest Rate for all Indebtedness hereunder during such period of time.

b. If, after the date hereof, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for Bank (or its LIBOR Lending Office) to make or maintain any Advance with interest at the LIBOR-based Rate, Bank shall forthwith give notice thereof to Borrower. Thereafter, (a) until Bank notifies Borrower that such conditions or circumstances no longer exist, the right of Borrower to request a LIBOR-based Advance and to convert an Advance to or refund an Advance as a LIBOR-based Advance shall be suspended, and thereafter, Borrower may select only the Prime-based Rate as the Applicable Interest Rate hereunder, and (b) if Bank may not lawfully continue to maintain an outstanding Advance to the end of the then current LIBOR Period applicable thereto, the Prime-based Rate shall be the Applicable Interest Rate for the remainder of such LIBOR Period with respect to such outstanding Advance.

c. If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation (whether domestic or foreign) of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof: (a) shall subject Bank (or its LIBOR Lending Office) to any tax, duty or other charge with respect to the Agreement or any Indebtedness hereunder, or shall change the basis of taxation of payments to Bank (or its LIBOR Lending Office) of the principal of or interest under the Agreement or any other amounts due under the Agreement in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its LIBOR Lending Office imposed by the jurisdiction in which Bank's principal executive office or LIBOR Lending Office is located); or (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its LIBOR Lending Office), or shall impose on Bank (or its LIBOR Lending Office) or the foreign exchange and interbank markets any other condition affecting the Agreement or the Indebtedness hereunder; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under the Agreement by an amount deemed by Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower's receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.

d. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Indebtedness hereunder, and such increase has the effect of reducing the rate of return on Bank's (or such controlling corporation's) capital as a consequence of such obligations or the maintaining of such Indebtedness hereunder to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower's receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of Bank hereunder or to maintaining any Indebtedness hereunder. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error.

9. Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Agreement remain in full force and effect.

10. Conflicts. As to the matters specifically the subject of this Addendum, in the event of any conflict between this Addendum and the Agreement, the terms of this Addendum shall control.

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

COMERICA BANK

By: ______________________________
Christy Gonzalez
Title: Assistant Vice President

MONTEREY GOURMET FOODS, INC.

By: ______________________________
Eric Eddings
Title: Chief Executive Officer

By: ______________________________
Scott Wheeler
Title: Chief Financial Officer/Secretary

EXHIBIT A
REQUEST FOR ADVANCE

Borrower hereby requests COMERICA BANK ("Bank") to make a ____________________ [LIBOR-based Rate or Prime-based Rate] Advance to Borrower on ____________________, in the amount of ____________________ Dollars ($____________________) under the Loan and Security Agreement (Accounts and Inventory) dated March 27, 2006, entered into between Borrower and Bank (the "Agreement"). Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement. The LIBOR Period for the requested Advance, if applicable, shall be ____________________. In the event that any part of the Advance requested hereby constitutes the refunding or conversion of an outstanding Advance, the amount to be refunded or converted is ____________________ Dollars ($____________________), and the last day of the LIBOR Period for the amounts being converted or refunded hereunder, if applicable, is ____________________.

Borrower represents, warrants and certifies that no Event of Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, has occurred and is continuing under the Agreement, and none will exist upon the making of the Advance requested hereunder. Borrower further certifies that upon advancing the sum requested hereunder, the aggregate principal amount outstanding under the Agreement will not exceed the face amount thereof. If the amount advanced to Borrower under the Agreement shall at any time exceed the face amount thereof, Borrower will immediately pay such excess amount, without any necessity of notice or demand.

Borrower hereby authorizes Bank to disburse the proceeds of the Advance being requested by this Request for Advance by crediting the account of Borrower with Bank separately designated by Borrower or as Borrower may otherwise direct, unless this Request for Advance is being submitted for a conversion or refunding of all or any part of any outstanding Advance(s), in which case, such proceeds shall be deemed to be utilized, to the extent necessary, to refund or convert that portion stated above of the existing outstandings under such Advance(s).

Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Agreement.

Dated this ______ day of ____________________.

MONTEREY GOURMET FOODS, INC.

By:____________________
Eric Eddings
Title: Chief Executive Officer

By:____________________
Scott Wheeler
Title: Chief Financial Officer/Secretary